Agreement No.__________

Agency Agreement

Shaanxi Baishui Dukang Brand Management Co., Ltd.

AGENCY AGREEMENT

Party A: Shaanxi Baishui Dukang Brand Management Co., Ltd.
Party B: Ms. Xue,  Aixian   ID card No.:   612101195412020826

In view of that Party B agrees to renewal the nationwide franchise buyout of the products of Party A — “Baishui Dukang · Refined Liquor” which has already circulated in the market, Party A and B have reached an agreement through friendly consultation to conclude the following contract:

1.	Party B buy out the nationwide franchise of the products of Party A — “Baishui Dukang · Refined Liquor” which has already circulated in the market.
2.	The term of the buyout is from October. 1, 2009 to March 31, 2010. When the agreement terminates and Party B is willing to renewal it, Party B owns the rights to first renew the agreement.
3.
The fee for the buyout is for RMB 700,000 (RMB seven hundred thousand yuan), 50% of the fee shall be paid before Nov. 30, the remaining 50% of it shall be paid before March 15, otherwise there shall be an overdue fine for 5‰ per day.

4.	During the period of the buyout, Party A shall guarantee the requirements of Party B for products and ensure that the product quality should meet the national quality standards.
5.	During the period of the buyout, Party B shall in charge of the product sales network of Party A, and Party A can not sell any of the buyout products.
6.
Party B assures of completing the sales target for RMB 5,000,000 during the period of the buyout, or each 10 percent decrease on the uncompleted sales target will result in 5 percent increase on the buyout fee.

7.	The Agreement is in duplicate with the equal legal effect and each party holds one copy.

Party A:	Party B:
Shaanxi Baishui Dukang Brand Management Co., Ltd.	Ms. Xue, Aixian

Date: Sept. 28, 2009	Date: Sept. 28, 2009